Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST ANNOUNCES DECEMBER CASH DISTRIBUTION, EXCESS COST POSITION ON WADDELL RANCH PROPERTIES AND RESULTS OF SPECIAL MEETING CALLED BY SOFTVEST

DALLAS, Texas, December 19, 2025 – Argent Trust Company, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian” or the “Trust”) today declared a cash distribution to the holders of its units of beneficial interest of $0.013198 per unit, payable on January 15, 2026, to unit holders of record on December 31, 2025. The distribution does not include proceeds from the Waddell Ranch properties, as total production costs (“Production Costs”) exceeded gross proceeds (“Gross Proceeds”) for the month of November, resulting in a continuing excess cost position for the Waddell Ranch properties. More information regarding the Waddell Ranch properties is described below.

This month’s distribution decreased compared to the previous month due primarily to the Texas Royalty Properties having lower oil volumes, along with lower oil pricing, partially offset by higher natural gas volumes and pricing for the month reported.

WADDELL RANCH

Information from Blackbeard, the operator of the Waddell Ranch properties, necessary to calculate the net profits interest (“NPI”) proceeds for a given month is received after the announcement date for the month’s distribution. As a result, in accordance with the Trust indenture, if NPI proceeds are received from the Waddell Ranch properties on or prior to the record date, they will be included in the following month’s distribution.

As noted above, no proceeds were received by the Trustee in November 2025 to be included in the December distribution. All excess costs, including any accrued interest, will need to be recovered by future proceeds from the Waddell Ranch properties before any proceeds are distributed to the Trust. Due to the fact that Blackbeard provides production, pricing and cost information quarterly instead of monthly, the Trustee will be disclosing that information in the quarterly reports on Form 10-Q and annual reports on Form 10-K for the foreseeable future (to the extent timely received from Blackbeard).

TEXAS ROYALTY PROPERTIES

Production for the underlying Texas Royalty Properties was 13,834 barrels of oil and 12,089 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalty Properties was 11,957 barrels of oil and 10,456 Mcf of gas. The average price for oil was $60.17 per bbl and for gas was $8.32, which includes significant NGL pricing, per Mcf. This would mainly reflect production and pricing in September for oil and August for gas. These allocated volumes were impacted by the pricing of both oil and gas. This production and pricing for the underlying properties resulted in revenues for the Texas Royalty Properties of $933,086. Deducted from these revenues were taxes and expenses of $139,390 resulting in a Net Profit of $793,696 for November. With the Trust’s NPI of 95% of the Underlying Properties, this would result in a net contribution by the Texas Royalty Properties of $754,012 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf) (1)	Oil (per bbl)	Gas (per Mcf) (2)
Current Month

Waddell Ranch	(3)	(3)	(3)	(3)	(3)	(3)
Texas Royalties	13,834	12,089	11,957	10,456	$60.17	$8.32

Prior Month
Waddell Ranch	(3)	(3)	(3)	(3)	(3)	(3)
Texas Royalties	16,337	10,723	14,356	9,425	$63.38	$7.10

(1) These volumes are net to the Trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.

(2) This pricing includes sales of gas liquid products.

(3) Information is not being made available monthly but may be provided within 30 days next following the close of each calendar quarter. To the extent the Trustee receives such information timely following the quarter, information will be included in the Trust’s quarterly report on Form 10-Q for the applicable quarter (or the annual report on Form 10-K with respect to the fourth quarter).

General and Administrative Expenses deducted for the month, net of interest earned were $138,836 resulting in a distribution of $615,176 to 46,608,796 units outstanding, or $0.013198 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

SPECIAL MEETING

Today, the Trustee announced, that at the special meeting of the Trust’s unitholders held December 16, 2025 called at the request of SoftVest Advisors, LLC (“SoftVest”) and certain other unitholders holding in excess of 15% of the Trust’s units, approximately 59.9% of the outstanding Trust units (approximately 98.5% of the units represented in person or by proxy at the special meeting) voted in favor of SoftVest’s non-binding proposal for SoftVest or another appropriate party to take appropriate actions to effect the judicial reformation or modification of the Trust’s Indenture to allow for the approval of any amendment to the Trust Indenture by a simple majority of votes cast by unitholders at a special meeting at which a quorum is present. While the proposal is non-binding on the Trust, SoftVest has informed the Trustee that it intends to seek judicial reformation or modification of the Trust Indenture as described in its proxy statement.

The 2024 Annual Report with Form 10-K, which includes the December 31, 2024, Reserve Summary, has been filed with the Securities Exchange Commission. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

FORWARD-LOOKING STATEMENTS

Any statements in this press release about future events or conditions, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” “may,” “intends,” and similar expressions, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors or risks that could cause the Trust’s actual results to differ materially from the results the Trustee anticipates include, but are not limited to the factors described in Part I, Item 1A, “Risk Factors” of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2024, and Part II, Item 1A, “Risk Factors” of subsequently filed Quarterly Reports on Form 10-Q.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this press release represent the Trustee’s views as of the date hereof. The Trustee anticipates that subsequent events and developments may cause its views to change. However, while the Trustee may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Trustee’s views as of any date subsequent to the date hereof.

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Contact: Nancy Willis, Director of Royalty Trust Services, Argent Trust Company, Trustee, Toll Free – 1.855.588.7839